UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
April 6, 2010 (March 31, 2010)

BREITBURN ENERGY PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33055 (Commission File Number)	74-3169953 (I.R.S. Employer Identification No.)

515 South Flower Street, Suite 4800
Los Angeles, CA 90071
(Address of principal executive office)

(213) 225-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2010, BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership” or “BreitBurn”), its general partner, BreitBurn GP, LLC (the "General Partner"), Quicksilver Resources Inc. ("Quicksilver"), Provident Energy Trust (“Provident”), Halbert S. Washburn and Randall H. Breitenbach entered into a Settlement Agreement (the “Settlement Agreement”) confirming the terms of the original settlement agreement dated February 3, 2010 wherein the parties agreed to settle all claims with respect to the litigation filed by Quicksilver against the Partnership, the General Partner, certain of its subsidiaries and directors and Provident pending in the 48th District Court in Tarrant County, Texas (the "Court").   The partial description set forth below of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement which will be filed as an exhibit to a Current Report on Form 8-K on or before April 9, 2010.  The parties have agreed to dismiss all pending claims before the Court and have mutually released each party, its affiliates, agents, officers, directors and attorneys from any and all claims arising from the subject matter of the pending case before the Court.

Changes to the Board of Directors and Management.

Pursuant to the terms of the Settlement Agreement, the changes to the Board of Directors (the “Board”) of the General Partner and to management described below are effective as of April 6, 2010. Mr. Washburn and Mr. Breitenbach have resigned from the Board of the General Partner.  The other four members currently serving on the Board, all of whom are independent, will continue as directors.  The Board has appointed Mr. John R. Butler, Jr., a current independent member of the Board of the General Partner, as Chairman of the Board. There will be six members serving on the Board of the General Partner, as there are now.

Pursuant to the terms of the Settlement Agreement, the Board of the General Partner has elected two new directors designated by Quicksilver, Mr. Walker C. Friedman and Mr. W. Yandell Rogers, III.  Under the  Settlement Agreement, of the two directors selected by Quicksilver, at least one must qualify as an independent director and the other designee shall be a current member of the board of directors of Quicksilver other than a member of Quicksilver’s management and must be independent of Quicksilver; provided, however, that if no member of the Quicksilver board of directors shall be eligible to serve as a designee, then Quicksilver shall be entitled to designate an independent director, subject to the approval of the independent members of the Board (other than the Quicksilver designees).  Mr. Walker qualifies as an independent director, and Mr. Rogers is currently serving as an independent director on the board of directors of Quicksilver and is not a member of Quicksilver’s management.  Mr. Walker will be in Class II, up for election by the unitholders in 2010, and Mr. Rogers will be in Class III, up for election by the unitholders in 2011.  The Class I directors will also be up for election in 2010. Mr. Walker also has been appointed to the Audit Committee of the Board, and Mr. Rogers has been appointed to the Compensation and Governance Committee of the Board.  The Board will nominate the directors designated by Quicksilver (or such substitutes as Quicksilver may designate), each of whom must meet the standards set forth above, as part of the slate of directors nominated by the Board at future elections by unitholders.  The total number of members serving on the Board will not be increased without Quicksilver’s consent.  Quicksilver, together with its Controlled Affiliates (as defined in the Settlement Agreement),  will vote in favor of the slate of directors nominated by the Board.

The number of directors that may be designated by Quicksilver as described above will be reduced if Quicksilver’s ownership percentage of Common Units is reduced.   At such time as Quicksilver, together with its Controlled Affiliates, owns fewer than 10% of the Common Units but at least 2,638,500 Common Units, one of the directors designated by Quicksilver (as selected by Quicksilver) shall tender his or her resignation to the Board effective as of the next annual meeting of unitholders or, if such director’s term is expiring at the next annual meeting of unitholders, such director shall, at the option of the Board, not be nominated for reelection. At such time as Quicksilver, together with its Controlled Affiliates, owns fewer than 2,638,500 Common Units, the remaining director designated by Quicksilver shall tender his or her resignation to the Board effective immediately or, if such director’s term is expiring at the next annual meeting of unitholders, such director shall, at the option of the Board, not be nominated for reelection.  Certain other provisions with respect to the Board and governance will also terminate upon Quicksilver owning less than 10% of the Common Units.

Also under the terms of the Settlement Agreement, Mr. Breitenbach has resigned as Co-Chief Executive Officer of the General Partner, and the Board has appointed him to the office of President of the General Partner.  Mr. Washburn will remain as Chief Executive Officer of the General Partner.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BREITBURN ENERGY PARTNERS L.P.

	By:	BREITBURN GP, LLC,
its general partner

Dated: April 6, 2010	By:	/s/ Gregory C. Brown
Gregory C. Brown
General Counsel and Executive Vice President

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